Exhibit 10.6

Execution Copy

SIXTH AMENDMENT TO SEARCH SERVICES AGREEMENT

This Sixth Amendment to Search Services Agreement (“Sixth Amendment”) is entered into by and between AOL Inc. (successor-in-interest to AOL LLC), a Delaware corporation, with its principal place of business at 770 Broadway, New York, NY 10003 (“AOL”), and CNN Interactive Group, Inc. (“CNN”), a Delaware corporation with offices at One CNN Center, Atlanta, GA 30303, effective as of April 30, 2010 (the “Sixth Amendment Effective Date”).

INTRODUCTION

The Parties hereto wish to amend the Search Services Agreement entered into by and between AOL and CNN on or about September 1, 2007, as amended by the First Amendment dated as of April 30, 2008, the Second Amendment dated as of December 10, 2009, the Third Amendment dated as of January 31, 2010, the Fourth Amendment dated as of February 28, 2010, and the Fifth Amendment dated as of March 31, 2010 (collectively, the “Existing Agreement”). Together, the Existing Agreement and this Sixth Amendment shall be referred to collectively as the “Agreement”. Capitalized terms not defined in this Sixth Amendment shall have the meanings set forth in the Existing Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Existing Agreement as follows:

1.	Term. Section 6.1 (titled, “Term”) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement will commence on the Effective Date and shall expire at 11:59 p.m. (EST) on May 31, 2010, unless terminated earlier as provided for in this Agreement (the “Term”). CNN may terminate this Agreement upon no less than three (3) days prior written notice to AOL if Google is prepared to provide search services directly to CNN.

2.	Exclusivity Obligations. Effective as of April 30, 2010, Section 4.1 of the Agreement (including subsections therein) shall be deleted in its entirety and replaced with the following:

“Notwithstanding anything else set forth in the Agreement, no exclusivity obligation shall apply to CNN.com with respect to its Use of Search-Based Sponsored Text Links and Text-Based Algorithmic Internet Search, and CNN.com may Use Search-Based Sponsored Text Links and Text-Based Algorithmic Internet Search provided by a third party.”

3.	Order of Precedence; Entire Agreement. Except as expressly modified by this Sixth Amendment, all terms and conditions, and provisions of the Existing Agreement shall continue in full force and effect. In the event of conflict between the terms and conditions of the Existing Agreement and the terms and conditions of this Sixth Amendment, the terms and conditions of this Sixth Amendment will control. The Existing Agreement, together with any exhibits, and schedules attached thereto and referenced therein, all as modified by this Sixth Amendment, constitutes the entire and exclusive agreement between the Parties with respect to the subject matter thereof.

4.	Counterparts; Facsimile. This Sixth Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. This Sixth Amendment may be executed by signatures transmitted by facsimile or email.

Confidential

Execution Copy

IN WITNESS WHEREOF, the Parties have caused this Sixth Amendment to Search Services Agreement to be signed by their duly authorized representatives and delivered as of the dates set forth below.

AOL INC.		CNN INTERACTIVE GROUP, INC.

By:	/s/ Steven Quan	By:	/s/ KC Estenson

Name:	Steven Quan	Name:	KC Estenson

Title:	VP, Business Development	Title:	SVP, GM, CNN.com

Date:	4/29/10	Date:	4/30/10

Confidential	2